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[LOGO]

First Quarter 2006 Earnings Call

May 11, 2006

[GRAPHIC]	Innovation • Industry • Growth

Safe Harbor Statement

This document contains “forward-looking” statements, as that term is defined by the federal securities laws, about our financial condition, results of operations and business. Forward-looking statements include certain anticipated, believed, planned, forecasted, expected, targeted and estimated results along with TriMas’ outlook concerning future results. The words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved. These forward-looking statements are subject to numerous assumptions, risks and uncertainties and accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution readers not to place undue reliance on the statements, which speak only as of the date of this document. The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events. Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this document include general economic conditions in the markets in which we operate and industry-based factors such as: technological developments that could competitively disadvantage us, increases in our raw material, energy, and healthcare costs, our dependence on key individuals and relationships, exposure to product liability, recall and warranty claims, compliance with environmental and other regulations, and competition within our industries. In addition, factors more specific to us could cause actual results to vary materially from those anticipated in the forward-looking statements included in this document such as our substantial leverage, limitations imposed by our debt instruments, our ability to successfully pursue our stated growth strategies and opportunities, including our ability to identify attractive and other strategic acquisition opportunities and to successfully integrate acquired businesses and complete actions we have identified as providing cost-saving opportunities.

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Agenda

•                  Opening Comments

•                  2006 First Quarter Financial Highlights

•                  2006 First Quarter Operating Highlights

•                  2006 First Quarter Financial Performance

•                  TriMas Capitalization

•                  TriMas 2006 Focus and Priorities

•                  Q&A

•                  Appendix

2006 First Quarter Financial Highlights

•                  TriMas is a diversified engineered products company.  Our diversity of end markets, customers, products, and leading brands are our defining attributes.

•                  Our first quarter earnings performance had 4 of our 5 segments improve over prior year.  The one exception, our RV & Trailer Products segment, was essentially flat compared to the prior year.

•                  TriMas had sales of $275.3 million in first quarter 2006, representing an increase of $12.9 million or 4.9% over first quarter 2005.

•                  Packaging Systems was up 7.6% as compared to Q1 2005 due to strong market demand, overall economic expansion and new products.

•                  Transportation Accessories was down 3.7% as compared to Q1 2005 due to reduced levels of activity in our towing products business’ early order incentive program.

•                  RV & Trailer Products revenue was essentially flat as compared to Q1 2005.

•                  Energy Products revenue increased 18.9% driven by strong market demand from existing customers, expanded product offerings, and increasing international sales.

•                  Industrial Specialties increased 15.3% during the quarter reflecting strong demand for our products as well as market share gains, new products and economic expansion.

•                  The Company reported Q1 2006 operating profit of $29.3 million, an increase of $4.3 million or 17.1%, compared to operating profit of $25.0 million in Q1 2005.

•                  Adjusted EBITDA within the quarter was $37.8 million, representing an increase of $4.3 million or 12.8% as compared to Q1 2005.

•                  The increase in Adjusted EBITDA was due to:

•                  Across the board earnings expansion within Packaging Systems, Energy Products and Industrial Specialties.

•                  Improved conversion within Transportation Accessories driven by improved material margins due to sourcing initiatives and lower variable and fixed overhead spending as a result of cost initiatives implemented in second half of 2005.

•                  The two segments which formerly comprised Cequent Transportation Accessories, in aggregate, matched prior year earnings performance which was our stated goal.

•                  First quarter 2006 income from continuing operations was $5.3 million or $0.26 per share on a fully-diluted basis versus income from continuing operations of $3.6 million or $0.17 per share in the year ago period.  This increase was driven by the following items:

•                  Strong increases in net sales in three of our five business segments.

•                  Higher operating profit margins due to improved material margins in all segments and increased productivity within Transportation Accessories in the quarter compared to the prior year.

•                  We expect this earnings momentum to continue as we move through 2006.

•                  Total debt and securitization at March 31, 2006 was $779 million, a decrease of approximately $34 million compared to March 31, 2005.

•                  TriMas finished the quarter with $179.1 million of net operating working capital or 16.3% of sales.  This compares to $182.5 million or 17.4% of sales for the comparable period a year ago.

•                  The Company’s Bank LTM EBITDA was $144.6 million which supported our lending ratios:

•                  Leverage ratio was 5.39x vs. leverage covenant of 5.65x.

•                  Interest coverage ratio was 1.89x vs. our covenant of 1.80x.

•                  TriMas had $1.7 million in cash at quarter end and $38.0 million in available liquidity under our revolving credit agreement.

•                  In our industrial fastener business, which is reported as discontinued operations, we recorded a $1.3 million loss, net of related tax benefits of $0.8 million.

•                  We continued to use our free cash flow to reduce debt which was reduced approximately $34 million compared to the year ago period.

•                  TriMas’ business future continues to be defined by strong organic growth, increased earnings and free cash flow.

•                  As more fully discussed in our 2005 Form 10-K, our industrial fasteners business is reported as discontinued operations due to our decision to sell this business.  The data herein reflects performance from continuing operations, unless otherwise noted.

•                  In first quarter 2006, we realigned our operating segments and management structure to better focus our various businesses’ product line offerings by industry, end customer markets and related channels of distribution.  Our prior period segment financial information has been revised to reflect this new structure.

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Operating Highlights

[GRAPHIC]	Innovation • Industry • Growth

Packaging Systems

•                  Net sales for the quarter were $53.4 million, an increase of 7.6% compared to first quarter 2005, with the increase primarily driven by stronger demand for industrial closure products and specialty tapes, laminates and insulation products, and increased sales of new consumer product dispensing applications.

•                  Adjusted EBITDA in Q1 2006 increased to $11.7 million from $10.1 million in Q1 2005, an increase of 16.2% related to increased sales levels and moderating raw material costs.

•                  Operating profit for first quarter 2006 improved 15.0%, to $8.5 million (15.9% of sales) from $7.4 million (14.9% of sales) in first quarter 2005.

•                  Rieke expects positive earnings momentum to continue through 2006.

•                  Strong demand for both industrial and consumer based products.

[GRAPHIC]

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Transportation Accessories

•                  Q1 2006 sales decreased by $3.1 million to $81.7 million, or 3.7%, from $84.8 million in the prior year.

•                  Transportation Accessories revenue mix continued to shift toward retail customers.

•                  First quarter sales were impacted by a re-design of our early order program to incent customers to purchase product in Q2 as well as Q1.

•                  Adjusted EBITDA in Q1 2006 increased $0.4 million to $6.9 million from $6.5 million in Q1 2005.

•                  Quarterly operating profit increased $0.6 million to $4.4 million from $3.8 million in Q1 2005 primarily due to:

•                  Improved material margins and reductions in variable and fixed costs due to cost reduction initiatives implemented in the second half of 2005.

•                  The competitive pricing pressures that impacted margins within our Consumer (retail) business in 2005 continue to be addressed via sourcing initiatives and selected pricing actions. Our initiatives are on plan. Continued margin expansion is expected in this business in 2006.

[GRAPHIC]

RV & Trailer Products

•                  First quarter sales, operating profit and Adjusted EBITDA were approximately flat with the prior year.

•                  Increased sales to the horse/livestock and OE automotive sectors were approximately offset by lower sales to the agricultural/industrial markets and RV wholesale distributors due to soft market demand and increased foreign competition.

•                  Our focus in this segment will be to accelerate sourcing initiatives and to continue to provide our customers with engineered product solutions and order fill and delivery performance.

•                  Our outlook for this group is conservative due to its exposure to consumer spending for products such as RV’s, boat and horse trailers and other lifestyle products and uncertainty around interest rates and fuel prices.

[GRAPHIC]

Energy Products

•                  Q1 2006 sales of $40.0 million, an increase of $6.4 million, or 18.9% as compared to the year ago period.

•                  Adjusted EBITDA in the quarter was $6.5 million compared to $5.7 million in Q1 2005, an increase of 15.5%.

•                  Operating profit improved $0.9 million to $5.9 million from $5.0 million in first quarter 2005.

•                  This segment expects continued earnings momentum throughout 2006 driven by:

•                  Strong market demand due to favorable conditions for the oil and gas producers

•                  Extended product line offerings and an expanded sales focus on international markets

•                  Increased market share gains due to superior delivery performance

[GRAPHIC]

Industrial Specialties

•                  Net sales for Q1 2006 were $44.4 million, an increase of 15.3% compared to the same period a year ago driven by economic expansion, new product introductions and market share gains.

•                  Monogram continues to experience strong demand for its aerospace fasteners with a sales increase of approximately 27.1% in the first quarter of 2006 over the same period a year ago.

•                  Fittings saw an increase in sales of $1.0 million, or 23.7%, as a direct result of market share gains due to excellent delivery performance.

•                  Norris Cylinder’s sales increased 14.3% over Q1 2005 with a continued strong order backlog.

•                  Precision Tool continues to grow in the specialty medical equipment market.

•                  Adjusted EBITDA for the quarter was $9.8 million compared to $7.2 million in the period a year ago, an increase of 36.8%.

•                  Operating profit for the quarter increased $2.5 million to $8.4 million from $5.9 million in the year ago period as the group benefited from higher sales volumes during the quarter and operating profit margins improved to 18.9% compared to 15.3% in the year ago period.

•                  This group of companies expects continued earnings momentum throughout 2006.

[GRAPHIC]

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Financial Performance

[GRAPHIC]	Innovation • Industry • Growth

2006 First Quarter Results

($ in millions)	Three Months Ended Mar 31
	2006	2005	Variance
Net Sales
Packaging Systems	$53.4	$49.6	7.6%
Transportation Accessories	81.7	84.8	(3.7)%
RV & Trailer Products	55.9	55.8	0.0%
Energy Products	40.0	33.6	18.9%
Industrial Specialties	44.4	38.5	15.3%
Total Net Sales	$275.3	$262.4	4.9%

Operating Profit
Packaging Systems	$8.5	$7.4	15.0%
Transportation Accessories	4.4	3.8	16.1%
RV & Trailer Products	8.3	8.5	(2.4)%
Energy Products	5.9	5.0	17.7%
Industrial Specialties	8.4	5.9	42.3%
Corporate	(6.3)	(5.6)	12.5%
Total Operating Profit	$29.3	$25.0	17.1%
% Margin	10.6%	9.5%	1.1%

Adjusted EBITDA(1)
Packaging Systems	$11.7	$10.1	16.2%
Transportation Accessories	6.9	6.5	6.0%
RV & Trailer Products	10.1	10.4	(3.0)%
Energy Products	6.5	5.6	15.5%
Industrial Specialties	9.8	7.2	36.8%
Segment Adjusted EBITDA	$45.0	$39.8	13.1%
% Margin	16.3%	15.2%	1.1%
Corporate office, management fee and other	(6.0)	(5.3)	13.2%
AR Securitization expenses	(1.2)	(1.0)	20.0%
Adjusted EBITDA from Continuing Operations	$37.8	$33.5	12.8%
% Margin	13.7%	12.8%	0.9%
Memo Items
Restructuring, consolidation and integration costs (2)	$(0.4)	$(0.3)	33.3%

(1)    The Company has established Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) as an indicator of our operating performance and as a measure of our cash generating capabilities. The Company defines “Adjusted EBITDA” as net income before interest, taxes, depreciation, amortization, non-cash asset and goodwill impairment write-offs, non-cash losses on sale-leaseback of property and equipment, legacy restricted stock award expense.

(2)    Represents certain charges related to our consolidation, restructuring and integration activities intended to eliminate duplicative costs or achieve cost efficiencies related to integrating acquisitions or other restructurings related to expense reduction efforts. These costs are not eliminated in the determination of Company Adjusted EBITDA, however we would exclude these costs to better evaluate our underlying business performance.

TriMas Capitalization

($ in millions)

	March 31,		March 31,		December 31,
	2006		2005		2005
Cash and Cash Equivalents	$1.7		$3.9		$3.7

Working Capital Revolver	$2.0		$29.4		$4.1
Term Loan B	255.6		288.2		256.3
Other Debt	25.3		—		30.9
Subtotal, Senior Secured Debt	282.9		317.6		291.3

9.875% Senior Sub Notes due 2012	436.4		436.3		436.4
Total Debt	$719.3		$753.9		$727.7

Total Shareholders’ Equity	$354.2		$404.0		$349.3

Total Capitalization	$1,073.5		$1,157.9		$1,077.0

Memo: A/R Securitization	$59.6		$59.5		$37.3
Total Debt + A/R Securitization	$778.9		$813.4		$765.0

Key Ratios:
Bank LTM EBITDA	$144.6		$149.2		$143.8
Coverage Ratio	1.89	x	2.25	x	1.94	x
Leverage Ratio	5.39	x	5.45	x	5.32	x

At March 31, 2006, TriMas had $1.7 million in cash and approximately $38.0 million of available liquidity under its revolving credit agreement.

[GRAPHIC]	[LOGO]

2006 Focus and Priorities

2006 Focus

•      Debt reduction

•      Earnings expansion

•      Organic growth

2006 Priorities

•      Profitable growth via product and market expansion

•      Increase low cost purchasing, manufacturing and support options

•      Free cash flow generation

•      Continue to lower working capital

•      Continue to rationalize fixed cost footprint

•      Continue to drive our TriMas Management System and embrace our guiding principles of:

Market Leadership	Financial Discipline

Operational Excellence	People Development

Summary

•                  TriMas had a solid first quarter.

•                  TriMas improved earnings and reduced debt.

•                  The Company and our team are focused on earnings improvement and reducing debt.

•                  Strengthening our balance sheet remains our number one tactical objective.

•                  Free cash flow

•                  Selected asset dispositions

•                  TriMas continues to see great growth opportunities across our portfolio.

•                  Economic outlook seems positive but we are watching demand in our Transportation Accessories and RV & Trailer Products businesses very closely.

•                  Our goal is very simple — drive credibility via performance, lower our debt and continue to build TriMas with discipline.

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Q & A

[GRAPHIC]	Innovation • Industry • Growth

[LOGO]

Appendix

[GRAPHIC]	Innovation • Industry • Growth

Condensed Balance Sheet

(unaudited - $ in millions)

	March 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$1.7	$3.7
Receivables, net	95.0	90.0
Inventories	162.0	149.2
Deferred income taxes	20.1	20.1
Prepaid expenses and other current assets	7.5	7.1
Assets of discontinued operations held for sale	47.0	45.6
Total current assets	333.3	315.7
Property and equipment, net	163.2	164.6
Goodwill	645.5	644.8
Other intangibles, net	252.1	255.2
Other assets	46.7	48.2
Total assets	$1,440.8	$1,428.5
Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities, long-term debt	$8.6	$13.8
Accounts payable	125.8	111.3
Accrued liabilities	65.8	62.8
Due to Metaldyne	4.8	4.9
Liabilities of discontinued operations	37.3	38.4
Total current liabilities	242.3	231.1
Long-term debt	710.8	713.9
Deferred income taxes	95.8	96.0
Other long-term liabilities	34.2	34.8
Due to Metaldyne	3.5	3.5
Total liabilities	1,086.6	1,079.2
Total shareholders’ equity	354.2	349.3
Total liabilities and shareholders’ equity	$1,440.8	$1,428.5

•                  At March 31, 2006, TriMas had $1.7 million of cash and approximately $38.0 million of available liquidity under its revolving credit agreement.

Statement of Operations

(unaudited - $ in millions)

For the Three Months Ended March 31,

	2006	2005

Net sales	$275.3	$262.4
Cost of sales	(201.8)	(197.3)
Gross profit	73.5	65.1
Selling, general and administrative expenses	(44.1)	(40.3)
Gain (loss) on dispositions of property and equipment	(0.2)	0.2
Operating profit	29.3	25.0
Other expense, net:
Interest expense	(19.9)	(18.2)
Other, net	(0.8)	(1.1)
Other expense, net	(20.7)	(19.3)

Income from continuing operations before income tax expense	8.6	5.7
Income tax expense	(3.3)	(2.1)
Income from continuing operations	$5.3	$3.6

($ in millions, except per share amounts)

For the Three Months Ended March 31,

	2006	2005

Income from continuing operations	$5.3	$3.6
Loss from discontinued operations, net of income tax benefit	(1.3)	(1.1)
Net income	$4.0	$2.5

Earnings (loss) per share - basic:
Continuing operations	$0.27	$0.18
Discontinued operations, net of income tax benefit	(0.07)	(0.05)

Net income per share	$0.20	$0.13

Weighted average common shares - basic	20,010,000	20,010,000

Earnings (loss) per share - diluted:
Continuing operations	$0.26	$0.17
Discontinued operations, net of income tax benefit	(0.07)	(0.05)

Net income per share	$0.19	$0.12

Weighted average common shares - diluted	20,760,000	20,760,000

Cash Flow Highlights

(Unaudited - $ in millions)

For the Three Months Ended March 31,

	2006	2005
Cash provided by (used for) operating activities	$11.0	$(11.4)

Capital expenditures	(5.3)	(4.5)
Proceeds from sales of fixed assets	0.6	0.9
Cash used for investing activities	(4.7)	(3.6)

Payments on revolving credit facilities, net	(7.7)	16.6
Payments on term loan facilities and other, net	(0.7)	(0.8)
Cash provided by (used for) financing activites	(8.4)	15.8
Net increase (decrease) in cash and cash equivalents	$(2.0)	$0.8

Reconciliation of Non-GAAP Measure Adjusted EBITDA(1)

(Unaudited - $ in millions)

	For the Three Months Ended March
(in thousands)	2006	2005

Net income	$4.0	$2.5
Income tax expense, net	2.4	1.4
Interest expense	19.9	18.2
Depreciation and amortization	9.3	10.5
Adjusted EBITDA	35.6	32.7
Interest paid	(5.3)	(5.8)
Taxes paid	(4.9)	(3.6)
(Gain) loss on disposition of plant and equipment	0.1	(0.2)
Receivables sales and securitization, net	25.1	26.6
Net change in working capital	(39.6)	(61.0)

Cash flows provided by (used for) operating activities	$11.0	$(11.4)

(1) The Company defines Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, non-cash asset and goodwill impairment write-offs, non-cash losses on sale-leaseback of property and equipment and legacy stock award expense. Lease expense and non-recurring charges are included in Adjusted EBITDA and include both cash and non-cash charges related to restructuring and integration expenses. In evaluating our business, management considers and uses Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability. Management believes this measure is useful as an analytical indicator of leverage capacity and debt servicing ability, and uses it to measure financial performance as well as for planning purposes. However, Adjusted EBITDA should not be considered as an alternative to net income, cash flow from operating activities or any other measures calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definition of Adjusted EBITDA used here may differ from that used by other companies.

Key Covenant Calculations

($ in millions)

Leverage Ratio
Total Indebtedness at March 31, 2006 (1)	$778.9

LTM EBITDA, as defined (2)	$144.6

Leverage Ratio - Actual	5.39	x

Leverage Ratio - Covenant	5.65	x

Coverage Ratio
LTM EBITDA, as defined (2)	$144.6

Cash Interest Expense (2)	$76.3

Coverage Ratio - Actual	1.89	x

Coverage Ratio - Covenant	1.80	x

Notes:

(1)    As defined in our Credit Agreement, as amended and restated June 6, 2003 and further amended December 17, 2003, December 21, 2004, September 29, 2005 and December 20, 2005.

(2)    LTM EBITDA and Cash Interest Expense, as defined.

LTM EBITDA as Defined in Credit Agreement

(unaudited - $ in millions)

Reported net loss for the twelve months ended March 31, 2006	$(44.4)
Interest expense, net (as defined)	77.2
Income tax expense (benefit)	(29.8)
Depreciation and amortization	39.9
Extraordinary non-cash charges - impairment of assets	73.2
Heartland monitoring fee	4.1
Interest equivalent costs	4.8
Non-recurring expenses in connection with acquisition integration	2.0
Other non-cash expenses or losses	13.6
Non-recurring expenses or costs for cost savings projects	3.3
Non-cash expenses related to equity grants	0.7

Bank EBITDA - LTM Ended March 31, 2006	$144.6